                                                                      EXHIBIT 11


                      CORE INDUSTRIES INC AND SUBSIDIARIES

                       CALCULATION OF EARNINGS PER SHARE

               for the years ended August 31, 1994, 1993 and 1992



                                                                             YEAR ENDED AUG 31,
                                                                   --------------------------------------
                                                                   1994                1993                   1992
                                                                   ----                ----                   ----
Earnings (loss) applicable to common stock                     $  10,006,000      $  8,565,000          $  (26,368,000)
                                                               =============      ============          ==============

    Net earnings (loss)                                        $  10,006,000      $  8,565,000          $  (26,368,000)
                                                               =============      ============          ==============

Average number of common shares outstanding (A)                $   9,800,135      $  9,776,376          $    9,775,195
                                                               =============      ============          ==============

Earnings (loss) per share                                         $ 1.02             $ .88                  $ (2.70)
                                                                  ======             =====                  =======





Note A: The number of common stock equivalents related to stock option plans were 117,000, 100,000 and 60,000 at the fiscal years ended 1994, 1993 and 1992, respectively.